Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Dec. 15, 2022 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.17 per share to shareholders of record December 27, 2022, payable January 31, 2023.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "This represents the 133rd quarterly cash dividend paid to shareholders over the past 35+ years. We are wrapping up another successful year and look forward to 2023."

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: For additional information, contact: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500